April 28, 2004

Tim Angst
3044 Briggs Court
Pleasanton, CA 94588

Dear Tim:

I am pleased to offer you the position of Executive Vice President of WW Operations, for KANA Software, Inc. reporting directly to me.

This letter outlines the proposed terms of employment with KANA. Your start date will be mutually agreed upon.

    Your annual salary will be $200,000 paid on a semi-monthly basis
    Your "at target" pay including base salary and variable pay will be $400,000

I will recommend you be granted an option to purchase 400,000 shares of stock as your hire grant. This grant is subject to approval b the Board of Directors after your employment begins. The option would vest over four years subject to a six-month cliff and would be governed by the terms ser forth in the Company's standard form of stock options agreement.

In the event of a change in control of 50% or more of the outstanding stock of the Company and following such change you are not offered the same position in the combined entity as held prior to the Change of Control, then 100% of the unvested shares shall immediately vest.

The company will provide to you the health, holiday, vacation and other benefits available to all its full time employees. Enclosed for your review, is information related to some of the benefits.

To indicate your acceptance of this offer of employment, please sign below and return to me. Your employment at KANA is subject to signing the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement. Your employment will not be governed by a written or oral contract. You will be an "at-will" employee, which means that either you or the Company may terminate your employment at any time, for any or no reason, and with or without notice. This at-will nature of your employment cannot be modified except in writing signed by an executive office of KANA. In the event that you are terminated without cause, you shall receive 12 months base pay and 12 months vesting over 12 months of severance pay.

Tim, all of us welcome you in joining KANA and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8380.

Sincerely,

Tom Doyle
President and Chief Operating Officer
KANA Software, Inc.

Accepted

Signature ________________________

Name ________________________

Date ________________________